EXHIBIT 10.5
[Date]
TO:    [Name of Individual]

RE:	Amendment to Outstanding Restricted Stock and Long Term Performance Unit (“LTPU”) Award Agreements
You are receiving this notice because you are the holder of Restricted Stock Awards and/or LTPU Awards granted under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “LTIP”). Recently, there were some changes in the accounting rules applicable to equity-based compensation that permitted us to amend the LTIP and outstanding awards to make the tax withholding provisions more flexible for participants.

Before the changes in the rules, the LTIP and the applicable award agreements provided that, except as provided by the committee that administers the LTIP (the “Committee”), participants could elect to satisfy required tax withholding through the surrender of previously-owned shares or through the surrender of shares to which the participant was otherwise entitled pursuant to the award (sometimes called “net” share withholding). For accounting reasons, however, the LTIP (and award agreements) provided that any share withholding was limited to withholding at the minimum statutory withholding rate. Due to the changes in the accounting rules, participants can now be permitted to elect share withholding up to the maximum individual tax rate for the employee’s tax jurisdiction.

Both the LTIP and outstanding Restricted Stock Awards and LTPU Awards were amended to permit withholding in accordance with the new accounting rules. In particular, your applicable award agreements have been amended to provide that, except as provided by the Committee, (i) the amount withheld in the form of shares of Tenneco stock may not exceed the minimum statutory withholding obligation (unless you elect otherwise), (ii) you will not be permitted to elect less than the minimum statutory withholding obligation, and (iii) you will be permitted to elect to have an amount withheld in the form of Tenneco stock that does not exceed your maximum individual tax rate.

This notice documents the amendment to your applicable award agreements. You will not be receiving new award agreements. Therefore, you should keep a copy of this notice with the applicable award agreements for your records.

If you have any questions, please contact ____________________.